Rule 10f-3 Transaction Form
Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core Total U.S. Bond Market ETF (ISHAGG) iShares Intermediate Credit Bond ETF (ISHICRED) iShares Intermediate Government/Credit Bond ETF (ISHIGOVCR) iShares iBoxx $ Investment Grade Corporate Bond ETF (ISHINTOP) iShares Aaa - A Rated Corporate Bond ETF (ISHQLTA)
BlackRock Strategic Income Opportunities Portfolio (BR-SIP) Master Total Return Portfolio of Master Bond LLC (MF-BOND) Bond Index Master Portfolio (MIP_AGG)
NVIT Bond Index Fund (NW-GBI)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
05-22-2014

Security Type:
BND/CORP


Issuer
Deutsche Bank AG, London Branch (2024)

Selling Underwriter
Deutsche Bank Securities Inc.

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Deutsche Bank Securities Inc., ANZ
Securities,Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, BNY Mellon Capital
Markets, LLC, The Huntington Investment Company,
Jefferies LLC, KeyBanc Capital Markets Inc.,
Merrill Lynch, Pierce, Fenner & Smith
Incorporated, PNC Capital Markets LLC, RBC Capital
Markets, LLC, Regions Securities LLC, Scotia
Capital (USA) Inc., TD Securities (USA) LLC,U.S.
Bancorp Investments Inc.

Transaction Details


Date of Purchase
05-22-2014


Purchase Price/Share
(per share / % of par)
$99.619

Total
Commission,
Spread or
Profit
0.35%


1.	Aggregate Principal Amount Purchased (a+b)
$150,000,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$69,185,000

b. Other BlackRock Clients
$80,815,000

2.	Aggregate Principal Amount of Offering
$1,600,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.09375


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see
Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities [Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Behera
Date:
05-26-2014

Global Syndicate Team Member




Approved by:
Yesenia Peluso, Steven DeLaura
Date:
05-27-2014

Global Syndicate Team Member